Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of August 20, 2015 (the “Effective Date”), by and between Apellis Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business being 6400 Westwind Way, Suite A, Crestwood, Kentucky, 40014 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company possesses know-how and proprietary technology related to immunotherapies for autoimmune diseases; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A.

2.	Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month invoice the Company for Services rendered and such invoice will be paid upon fifteen (15) days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue through the anniversary of such date in the next calendar year (the “Term”). This Agreement may be extended for an additional period by mutual written agreement. This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon thirty (30) days prior written notice to the other Party; or (b) without cause upon sixty (60) days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.	Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner” that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.	Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on like terms of confidentiality. The above provisions of confidentiality shall apply for a period of five (5) years.

8.

Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other-party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of three (3) months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.	Non Solicitation. All personnel representing Danforth are contracted agents of Danforth. As such, they are obligated to provide the Services to the Company and are obligated to Danforth under confidentiality, non-compete, and non-solicitation agreements. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are contracted agents of Danforth and for two (2) years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to twenty-five thousand ($25,000) dollars for each Danforth contracted agent solicited and/or hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

10.	Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to twenty percent (20%) of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one (1) year of the date applicant(s) are submitted to the Company. Such payment is due within thirty (30) days of the employee’s start date.

11.

No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

12.	Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct Danforth or any of its subcontractors. The Company will endeavor to add Consultant and any applicable subcontractor to its insurance policies as additional insureds.

13.	Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

14.	Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

15.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Cedric Francois
Title:	Chief Executive Officer
Address:	6400 Westwind Way, Crestwood, KY 40014
Phone:	(502) 295-4607

Facsimile:	(502)241-4116
E-mail:	cedric@apellis.com

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road Southborough, MA 01772
Phone:	1 617 686-7679
E-mail:	gbeloff@danforthadvisors.com

16.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

17.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Headings. The Section headings are intended for convenience of reference only and arc not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		COMPANY

By:	/s/ Christine Boehning	By:	/s/ Cedric Francois

Print Name:	Christine Boehning	Print Name:	Cedric Francois

Title:	Director of Operations	Title:	Chief Executive Officer

Date:	9/10/15	Date:	September 2, 2015

Schedule A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of identified portfolio companies funded by the Company.

CFO Services

Danforth shall provide a Chief Financial Officer, Daniel Geffken, who will provide support related to the preparation for and execution and completion of the Company’s Initial Public Offering (“IPO”). As necessary and as requested by the Company, following the IPO, Danforth shall provide ongoing support related to the financial operations and strategy of the Company.

Technical Accounting Services

Danforth shall provide a Technical Accounting Specialist, Jane Lin, who will provide technical accounting support to the Company during the IPO. The Technical Accounting Specialist will address specific accounting issues that are highly technical in nature (i.e., require a thorough understanding, interpretation and/or analysis, of accounting literature), such as revenue recognition, accounting for acquisitions or business combinations, and classification and valuation of complex debt and equity instruments.

Fees:

Danforth will bill the Company on a monthly basis for actual hours incurred at the rates outlined below, provided, however, that in no month shall Danforth’s invoice be less than $5,000 (“Monthly Minimum”).

CFO: Daniel Geffken	$300/hour
Technical Accounting Specialist: Jane Lin	$300/hour

Equity Compensation:

Upon signing this Agreement, the Company shall grant Geffken individually an option to purchase 75,000 shares of its common stock (the “Shares”). The number of shares underlying this option shall be adjusted at the time of any split, reverse-split or other share adjustment that occurs preceding or concurrently with the IPO. The Shares shall be valued at the fair market value of common shares as of the Effective Date or the Company’s most current valuation or issuance. The Shares shall vest ratably over twelve months commencing on the Effective Date or in full upon the expiration or termination of this Agreement at any time prior to the first anniversary of the Effective Date, unless such expiration or termination is the result of termination by the Company for Cause or resignation by Geffken, in which case vesting shall cease. The exercise period for the option will expire upon the earlier of a) five years after the date of expiration or termination of this Agreement, or b) ten years after the Effective Date.

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

This Amendment No. 1 to Consulting Agreement (“Amendment”) is made as of August 8, 2016 (“Effective Date”), by and between Apellis Pharmaceuticals, Inc. with a principal place of business being 6400 Westwind Way, Suite A, Crestwood, KY 40014 (“Company”) and Danforth Advisors, LLC (“Consultant”), with a principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). Capitalized terms used but not defined herein shall have the respective meaning set forth in the Consulting Agreement by and between Danforth Advisors and the Company dated as of August 20, 2015 (“Agreement”).

WHEREAS, Consultant is engaged by the company under the terms and conditions of the Consulting Agreement and the parties hereto desire to revise the terms of the Consulting Agreement on the terms and conditions set forth more fully herein; and

WHEREAS, the Company and Consultant mutually desire to amend the scope of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for the other good and valuable consideration, receipt of which is hereby acknowledge, the parties hereby agree as follows:

1.	Exhibit A-1, attached hereto is added to the Agreement in its entirety.

2.	Except as specifically provided for in this Amendment, the terms of the Agreement shall be unmodified and shall remain in full force and effect.

This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same Amendment, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other.

IN WITNESS WHEREOF, this Amendment has been executed by the Company and Danforth Advisors, LLC to be effective as of the date first above written.

********

DANFORTH ADVISORS, LLC	APELLIS PHARMACEUTICALS, INC.

/s/ Gregg Beloff Gregg Beloff	/s/ Pascal Deschatelets
Print Name	Name

Managing Director	Pascal Deschatelets
Title	Print Name

9/6/16	COO
Date	Title

9/1/16
Date

EXHIBIT A-1

Amendment of the Description of Services and Schedule of Fees

Danforth will continue to perform the mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company, as outlined in Exhibit A of the Consulting Agreement by and between Danforth Advisors and the Company dated as of August 20, 2015.

Additionally, Cindy Sasso shall be added to the agreement as Office Manager.

Description of Services:

Office Manager: Cindy Sasso

Initially, the Office Manager will oversee the build-out of the new premises at 1218 Mass Ave. Such oversight will include: coordinating between the landlord and various contractors, establishing floor plans, selecting and purchasing office furniture and equipment, coordinating the IT set-up, and other tasks as deemed necessary and appropriate. Additionally, preceding and following the office build-out, the Office Manager shall serve as the primary support for the management team in Cambridge and executives at Apellis. Services shall be provided on a continuous, on-call basis. Services may include managing purchasing and entering payables, administering benefits and payroll, assisting with travel and scheduling, coordinating the activities of third party service providers, etc.

Time Commitment & Fees.:

The section entitled Fees in Exhibit A of the Consulting Agreement by and between Danforth Advisors is hereby amended to include the following:

Services will be provided on an as needed, and on-call basis. The Office Manager shall continuously monitor email and cell phone to ensure that all requests are addressed in a timely manner. During the build-out phase, all hours shall be invoiced as incurred on a straight fee for hour basis. Hours will be billed at $70 per hour.

After completion of the office build-out, services will be provided on an as needed basis and subject to a monthly retainer. The monthly retainer shall be set at $3,500 (approximately 1.5 days per week at $70 per hour). Danforth and the Company shall evaluate the retainer periodically to ensure that is appropriate based on actual hours.